Exhibit 99b

CONTACTS: Media Inquiries

Krista McClure

(248) 435-7115

krista.mcclure@arvinmeritor.com

Investor Inquiries

Terry Huch

(248) 435-9426

terry.huch@arvinmeritor.com

ARVINMERITOR PROVIDES UPDATED FINANCIAL OUTLOOK

TROY, Mich., (Oct. 3, 2007) – Today at the Deutsche Bank Leveraged Finance Conference in Scottsdale, Ariz., ArvinMeritor’s (NYSE:ARM) Senior Vice President, Strategic Initiatives, and Treasurer, Mary Lehmann, told investors that ArvinMeritor is revising its forecast for diluted earnings per share from continuing operations.

Jim Donlon, executive vice president and chief financial officer, who also attended the conference, said, “In North America, we are encountering a weaker than anticipated economic environment in our Commercial Vehicle Systems business group resulting from decreased freight volumes largely due to the decline in housing construction. Our customers expect the housing recession to delay the recovery cycle for North America commercial vehicle production into the 2008 calendar year. In addition, we are incurring premium freight and labor inefficiencies mainly in Europe, associated with unanticipated demand for higher production of truck parts, which is creating capacity issues for the entire supply chain.

“We anticipate that the company’s earnings for the fourth quarter of fiscal year 2007 will be negatively impacted by approximately $0.20 per diluted share due to the combination of these market conditions,” he continued. “In addition, we will also report non-recurring items in the fourth quarter related to suppliers in financial distress, and tax law changes in Germany, which will require a write-down of the value of certain deferred tax assets. We expect these items to reduce our earnings per share for the fourth fiscal quarter of 2007 by approximately an additional $0.20 per share.”

Fiscal Year 2008 Outlook

“In fiscal year 2008, we anticipate the current soft market conditions will continue in the short term with recovery later in the year resulting in a range of $1.40 to $1.60 earnings per share from continuing operations before special items for fiscal year 2008,” Donlon said.

“While we continue to be challenged by market conditions, we are encouraged by the results we are seeing from our Performance Plus profit improvement program. As previously reported, we expect to deliver cost improvements of $75 million in 2008.

“We also are pleased by our Performance Plus growth initiatives, including ArvinMeritor being sourced as the supplier on 55 percent of the MRAP vehicles awarded thus far, with additional potential upside as new awards are announced, and our arrangement with Chery Motors in China that will ramp up to anticipated sales of $150 million annually by 2010. In addition, our pension and retiree medical costs will decrease, largely because of improved funding and modifications to plan benefits. We anticipate that these savings, combined with our aggressive internal programs to reduce SG&A costs, will help to mitigate the soft market conditions in fiscal year 2008.”

To continue to maintain financial flexibility, the company has amended its revolving credit facility to modify certain covenants through the third quarter of fiscal year 2008.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 19,000 people in 25 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbolARM. For more information, visit the company's Web site at: http://www.arvinmeritor.com/.